Amendment No. 1

to

Employment Agreement

This Amendment No. 1 to the Employment Agreement between Patient Infosystems, Inc. and Kent A. Tapper dated December 5, 2005 and became effective on January 25, 2006 (the "Agreement") is entered into, effective June 23, 2006, by Patient Infosystems, Inc. and Kent A. Tapper.

Any capitalized terms not defined herein shall have the same meaning as defined in the Agreement.

Whereas the Agreement requires the Employee to relocate his primary residence to the Coral Springs, Florida area by the end of July 2006, and

Whereas the Employee's Base Compensation was intended to offset some of the additional cost of living in Coral Springs, Florida, and

Whereas the Company has decided to maintain an office location in Rochester, New York,

Therefore, such relocation as contemplated by the Agreement is not required. The Company and the Employee hereby amend the Agreement as follows:

1.	Section 3.7 shall be replaced in its entirety with:

3.7 Relocation to Florida. Employee will use all reasonable efforts to establish a temporary residence in the Coral Springs, Florida area by the end of July 2006. The parties understand that Employee’s primary residence will remain in Rochester, New York. The parties agree that for the Initial Term, Employee will perform his services for the Company primarily at the Company’s Rochester, New York office and shall make his best efforts to perform such services at the Company’s Coral Springs, Florida headquarters a minimum of 1 week per month. Employee will commute between the Company’s Coral Springs headquarters and his primary residence in Rochester. For the period between the end of the third month of the Initial term and the end of July 2006 or until Employee obtains a temporary residence in the Coral Springs, Florida area, whichever first occurs, the Company will pay for or reimburse Employee for his reasonable temporary housing in the Coral Springs, Florida area at an amount not to exceed $4,000 per month without prior approval by the Company’s CEO or CFO, rental car costs in the Coral Springs, Florida area, and the reasonable cost of airfare for his travel between Coral Springs and Rochester for up to 4 round trips between Coral Springs and Rochester per month. After the Employee obtains a temporary residence in the Coral Springs, Florida area or the end of July 2006, whichever first occurs, the Company will only pay for or reimburse Employee for reasonable cost of airfare for his travel between Coral Springs and Rochester for up to 4 round trips between Coral Springs and Rochester per month.

2.        Section 3.8 shall be replaced in its entirety with:

3.8	Relocation Costs.

(a)         During the Initial Term, Employee shall be reimbursed for, or the Company shall pay the cost of, reasonable expenses related to the relocation of Employee’s personal effects from Rochester, New York to the Coral Springs, Florida area, including house hunting trips to Florida for Employee and his family, moving and transportation costs (for Employee, his family and household goods), temporary living costs in Florida, storage costs, and other reasonable out-of-pocket expenses incurred by the Employee resulting from the acquisition of a temporary residence (collectively, “Moving Costs”); provided, however, that the Company’s payment of, or reimbursement for, Moving Costs will be limited to a maximum of $10,000.

In addition, to the extent that such Moving Costs are taxable income to Employee, the Company will pay Employee a “gross-up” amount to cover the (i) taxes due on such Moving Costs, plus (ii) and the taxes due on such gross-up amount; provided, however, that such net income provided from such gross up amount shall not exceed $4,000 (the gross-up and Moving Costs together shall be the “Relocation Costs”).

(b)        In order to avoid excessive out-of-pocket costs to Employee, the Company shall directly pay (rather than reimburse Employee for) Moving Costs to the extent reasonable and appropriate for: (i) a professional moving company of the Employee’s choice for packing, loading, transportation and unloading of the Employee’s personal effects; (ii) air fare for house hunting for Employee and Employee’s family, and (iii) other approved expenses for which direct billing is an option, or the Employee is able to submit a check request in advance with the required documentation.

(c)         Employee shall submit expense reports and receipts documenting the expenses for out-of-pocket expenses incurred in accordance with Section 3.8 of this Agreement.

(d)        If Employee remains a full-time Company employee for one year following the Transition Period, Employee shall have no obligation to repay any of the Relocation Costs. If Employee is terminated by the Company without Cause pursuant to Section 4.1(d) or resigns from the Company with Good Reason pursuant to Section 4.1(e), then Employee shall have no obligation to repay any of the Relocation Costs. However, if Employee is terminated by the Company for Cause pursuant to Section 4.1(c) or resigns from the Company without Good Reason within one year following the Transition Period, Employee agrees to repay to the Company a portion of the Relocation Costs, to be calculated as follows: For each full month of full-time employment after the Transition Period, the Company will forgive 1/12 of Employee’s Relocation Costs. The remaining unforgiven Relocation Costs are due and payable to the Company on demand.

(e)         Certain reimbursements and allowances paid to Employee or on his behalf as Relocation Costs, including gross up payments and amounts withheld as payroll deductions, in connection with his relocation must be included as a part of his gross income and therefore may be subject to tax. If Employee is required to repay Relocation Costs to the Company, Employee will repay the entire amount determined, including gross up payments and amounts withheld as payroll deductions. Employee also understands that his ability to deduct a portion of his Relocation Costs is subject to specific limits and other IRS requirements, including the requirement that Employee must be able to substantiate his expenses by keeping copies of his receipts. Employee understands that if he is audited by the IRS or any state tax agency, he alone and not the Company will be liable for any taxes, interest or penalties due if any claimed deductions are denied for any reason, including if employee fails to keep copies of receipts. Employee understands that he cannot rely on the Company or any officer or employee of the Company for advice regarding the proper tax treatment of his Relocation Costs, and that he is responsible for obtaining independent advice from his own personal tax advisor.

(f)         If Employee is obligated under this Agreement to repay the Company for Relocation Costs, Employee hereby authorize the Company to deduct the entire amount due from any severance or other salary, bonus, compensation, or other amounts the Company may owe Employee or he may otherwise receive from the Company.

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment No 1 to the Agreement, effective as of the day and year first above written.

Patient Infosystems, Inc.	EMPLOYEE:

By: /s/ Glen Spence		/s/Kent A. Tapper
Name: Glen Spence		Kent A. Tapper
Title:	EVP & CFO